Exhibit 99(b)

[LOGO OF OXFORD HEALTH PLANS]

Oxford Health Plans Reports Third Quarter 2003 Results

•	Earnings per share of $1.31 for the quarter, $1.19 on a run rate basis

•	Operating cash flow of $164.3 million for the quarter

•	Share repurchase authority increased by $250 million and extended through 2004

•	Quarterly cash dividend of 10 cents per share declared beginning first quarter of 2004

Trumbull, CT, October 28, 2003—Oxford Health Plans, Inc. (NYSE: OHP) announced today net income of $111.0 million, or $1.31 per diluted share, for the quarter ended September 30, 2003, compared to $23.8 million, or $0.26 per diluted share, for the prior year quarter. Third quarter 2003 results include pretax insurance recoveries of $14.3 million, $0.10 per share, related to the Company’s settlement of the securities class action litigation earlier this year and a $0.02 per share benefit from favorable prior period medical cost reserve development. Third quarter results for 2002 include a pretax charge of $151.3 million, or $0.98 per share, related to securities class action litigation matters and a benefit of $0.20 per share related to favorable changes in certain medical cost reserve estimates. See Exhibit 1 of this release for a reconciliation of earnings reported under generally accepted accounting principles to run rate earnings for the third quarter and nine months of 2003 compared to 2002.

“Our third quarter results demonstrate that we are successfully executing on our strategy, which is focused on offering an innovative product portfolio, disciplined pricing and substantial engagement in our market to impact healthcare costs,” stated Charles G. Berg, President and CEO of Oxford. “As we consider the balance of 2003 and 2004, we know that the enrollment environment will be challenging, primarily as a result of the slowly recovering economy and the competitive landscape. Nonetheless, we believe that our strategy and track record of successful execution position us to grow our membership profitably over the long-term.”

Business Highlights

Membership: Total fully insured commercial membership ended the quarter at 1.444 million members compared to 1.457 million members at the end of June 2003, and 1.479 million members at the end of the third quarter of 2002. Year to date, Oxford commercial membership has declined approximately 15 thousand members while MedSpan membership has declined approximately 21 thousand members. Medicare membership grew modestly to 71,000 members at the end of the quarter.

Premium Revenue: Premium revenue increased 8.4% in the third quarter to $1.35 billion, compared to $1.24 billion in the third quarter of 2002. Commercial premiums increased 8.4% to $1.19 billion, compared to $1.09 billion in the third quarter of 2002. This premium growth over the prior year period was due to a net commercial premium yield increase of approximately 10.5% partially offset by a 1.9% decline in commercial member months for the period. For the nine months of 2003, net per member per month commercial premium yields increased approximately 10.6% over the same period in 2002. Medicare premiums, which represented 11.9% of total premiums in the current quarter, increased 8.5% to $159.8 million, compared to $147.3 million in the third quarter of 2002.

Investment and Other Income, net: Investment and other income, net, was $22.6 million, compared to $28.0 million in the third quarter of 2002. The third quarter of 2002 included $8.7 million of realized gains compared to $3.6 million in the current quarter. The net pre-tax yield on the Company’s investment portfolio was approximately 3.5% during the third quarter of 2003, compared to approximately 4.4% during the third quarter of 2002.

Health Care Services Expense: Health care services expense was $1.053 billion compared to $944.5 million in the third quarter of 2002. The current year quarter included $2.7 million of favorable reserve developments while the prior year quarter included $31.5 million of favorable medical reserve estimate changes, including $22 million related to New York Market Stabilization Pools. Commercial per member per month medical costs increased approximately 9.5% compared to the 2002 third quarter after adjusting the reported per member per month commercial medical cost ratios for cumulative net favorable development of prior period commercial medical reserve estimate changes of approximately $1.3 million and $31.3 million for the three month periods ended September 30, 2003 and 2002, respectively. For the first nine months of 2003, net favorable development of prior period medical reserves was $14.2 million compared to $51.8 million for the same period in 2002.

Marketing, General and Administrative (MG&A) Expenses: MG&A expenses, excluding securities litigation recoveries or charges, were $143.8 million, resulting in an administrative loss ratio of 10.7% for the third quarter of 2003, compared to $135.5 million and a 10.9% administrative loss ratio in the third quarter of 2002. Broker commissions and premium taxes accounted for $48.1 million, or 33.5%, of total MG&A expenses in the third quarter of 2003, compared to $43.0 million, or 31.7%, of MG&A expenses in 2002. The increase in these items as a percentage of overall MG&A expenses is the result of changes in product mix between the two periods and increases in New York State premium tax rates. Excluding the increase in these expense items, the Company’s MG&A expenses increased 3.4% over the third quarter of 2002.

Medical Costs Payable: Medical costs payable were $666.4 million as of September 30, 2003, compared to $696.6 million at June 30, 2003, and $618.6 million at December 31, 2002. The $30.2 million decrease from the second quarter was due to a decrease in IBNR and unpaid claims reserves of $19.6 million ($6.4 million of current year reserves and $13.2 million of prior year reserves) and a net $10.6 million reduction in other medical cost liabilities. Days claims in medical costs payable were 57 days at September 30, 2003, approximately two days below the level at June 30, 2003. The decline in days claims payable was in line with management’s expectations communicated during the Company’s second quarter 2003 earnings conference call.

Cash Flow: Cash flow from operations was $164.3 million in the current quarter compared to $116.7 million for the third quarter of 2002. The current quarter’s cash flow benefited from the tax deduction of approximately $43 million of deferred tax assets established in prior quarters for the settlement of the 1997 securities class action litigation and related legal costs.

Parent Cash Balances: As of September 30, 2003, the parent company had approximately $270 million of free cash and investments. During the third quarter of 2003, the parent company received dividends of $87.5 million from its New York and Connecticut regulated subsidiaries.

Share Repurchase Program: During the quarter, the Company repurchased 2.1 million of its shares for $77.1 million at an average price of $36.56 per share. The Company has repurchased 23.4 million shares for $740.4 million since the inception of its share repurchase program in the third quarter of 2001. As announced in a separate press release today, the Board of Directors has authorized an additional $250 million in repurchase authority expiring at the end of 2004.

Quarterly Dividend: As announced in a separate press release today, the Board of Directors of Oxford Health Plans, Inc. declared a quarterly cash dividend of 10 cents per share payable on January 27, 2004, to shareholders of record as of January 12, 2004.

2003 and 2004 Guidance: The following table presents management’s current estimates of various non-financial and financial measures for the twelve month periods ending December 31, 2003 and December 31, 2004. Management’s estimates related to the twelve months ending December 31, 2004 are preliminary and represent a range of outcomes based on its assessment of current economic and competitive conditions. The following table reflects management’s estimates as of the date of this press release only, and the Company assumes no obligation to update these estimates or any other forward-looking statements included in this press release. Amounts presented for both periods do not reflect the potential impact of share repurchases under the Company’s share repurchase program beyond September 30, 2003.

Twelve Months Ending
(in millions, except membership, per share and percentage data)	12/31/03	12/31/04

Ending commercial membership (000's)	1,420—1,430	1,400—1,450
Fully insured member months (000's)	18,270—18,300	17,500—17,800
Net commercial premium yield increase	10%—11%	9%—10%
Net commercial medical cost trend	9%—10%	9%—10%
Premium revenues	$5,320—$5,330	$5,550—$5,650
Total revenues	$5,435—$5,445	$5,660—$5,760
Medical loss ratio (MLR)	79.7%—80.0%	79.8%—80.3%
Administrative loss ratio (ALR) (1)	10.8%	10.7%—10.9%
Net income	$340—$345	$360—$380
Diluted earnings per common share	$4.03—$4.08	$4.30—$4.50
Weighted average common shares outstanding—diluted	84—85	83—84

(1)	2003 percentage excludes net litigation charge

Conference Call and Webcast

As previously announced, the Company will hold a conference call today at 9:00 am (Eastern Time) to review the results of the third quarter and to discuss management’s outlook for the remainder of 2003 and management’s preliminary views regarding 2004. The public is invited to listen to this conference call by dialing 1-888-677-8170 (using the password “Oxford”) at least 10 minutes prior to the start of the call. Individuals who dial in will be asked to identify themselves and their affiliations. Investors, analysts and the public are also invited to listen to the conference call over the Internet by visiting our website at www.oxfordhealth.com. To listen to this call live on the Internet, visit the investor page of Oxford’s web site at least 20 minutes early (to download and install any necessary audio software).

About Oxford

Founded in 1984, Oxford Health Plans, Inc. provides health plans to employers and individuals primarily in New York, New Jersey and Connecticut, through its direct sales force, independent insurance agents and brokers. Oxford’s services include traditional health maintenance organizations, point-of-service plans, Medicare plans and third party administration of employer-funded benefits plans. More information about Oxford Health Plans, Inc. is available at www.oxfordhealth.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release, including statements concerning the Company’s strategy, including its products, innovation, active engagement, disciplined pricing, future share repurchases, future membership growth, management’s current estimates of various non-financial and financial measures for the twelve months ending December 31, 2003 and December 31, 2004, and other statements contained herein regarding matters that are not historical facts, are forward-looking statements as defined in the Securities Exchange Act of 1934; and because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to:

•	Changes in federal or state regulation relating to health care and health benefit plans, including proposed patient protection legislation and mandated benefits.
•	The state of the economy.
•	Rising medical costs or higher utilization of medical services, including higher out-of-network utilization under point-of-service plans and new drugs and technologies.
•	Competitive pressure on the pricing of the Company’s products, including acceptance of premium rate increases by the Company’s commercial groups.
•	Higher than expected administrative costs in operating the Company’s business and the cost and impact on service of changing technologies.
•	The ability of the Company to maintain risk transfer, risk sharing, incentive and other provider arrangements and the resolution of existing and future disputes over the reconciliations and performance under such arrangements.
•	Any changes in the Company’s estimates of its medical costs and expected cost trends.
•	The impact of future developments in various litigation including the periodic examination, investigation and review of the Company by various federal and state authorities.
•	The Company’s ability to renew existing members and attract new members.
•	The Company’s ability to develop processes and systems to support its operations and any future growth and administer new health care benefit designs.
•	Any future acts or threats of terrorism or war.
•	Those factors included in the discussion under the caption “Cautionary Statement Regarding Forward-Looking Statements” in Part I, Item 1, of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and Part I, Item 2, of the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2003, June 30, 2003 and September 30, 2003.

Investor Contacts:	Media Contact:
Gary Frazier	Maria Gordon-Shydlo
(203) 459-7331	(203) 459-7674
Jon Green
(203) 459-6674

OXFORD HEALTH PLANS, INC. AND SUBSIDIARIES

Consolidated Income Statements

For the Three and Nine Months Ended September 30, 2003 and 2002

(In thousands, except per share, per member per month and membership highlights data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues:
Premiums earned	$1,345,813	$1,241,672	$3,987,603	$3,588,409
Third-party administration, net	3,261	4,692	9,373	13,176
Investment and other income, net	22,555	28,036	80,710	63,191

Total revenues	1,371,629	1,274,400	4,077,686	3,664,776

Expenses:
Health care services	1,053,424	944,497	3,175,835	2,835,702
Marketing, general and administrative	143,783	135,499	430,743	417,666
Litigation (recovery) charge for settlement, net	(14,325)	151,300	30,675	151,300
Interest and other financing charges	5,275	2,685	14,718	8,653

Total expenses	1,188,157	1,233,981	3,651,971	3,413,321

Earnings before income taxes	183,472	40,419	425,715	251,455
Income tax expense	72,472	16,611	169,314	103,331

Net earnings	$111,000	$23,808	$256,401	$148,124

Earnings per common share—basic	$1.35	$0.27	$3.09	$1.69

Earnings per common share—diluted	$1.31	$0.26	$3.01	$1.62

Weighted-average common shares—basic	82,198	87,784	83,025	87,729
Dilutive effect of stock options	2,690	2,965	2,021	3,881

Weighted-average common shares—diluted	84,888	90,749	85,046	91,610

Selected Information
Medical loss ratio	78.3%	76.1%	79.6%	79.0%
Administrative loss ratio, excluding litigation charge (recovery)	10.7%	10.9%	10.8%	11.6%
Earnings before income taxes, financing charges, depreciation and amortization (“EBITDA”)	$194,423	$48,859	$458,593	$276,024
PMPM premium revenue	$294.95	$267.49	$289.31	$263.03
PMPM medical expense	$230.87	$203.47	$230.41	$207.85
Fully insured member months	4,562.8	4,641.9	13,783.3	13,642.7

	As of September 30,
Membership Highlights	2003	2002
POS, PPO and Other Plans	1,252,000	1,249,800
HMO	191,500	229,000

Total Fully Insured Commercial	1,443,500	1,478,800
Medicare	71,000	69,600
Third-party Administration	39,800	62,700

Total Membership	1,554,300	1,611,100

OXFORD HEALTH PLANS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

As of September 30, 2003 and December 31, 2002

(In thousands, except share data)

Assets

	(Unaudited) September 30, 2003	December 31, 2002
Current assets:
Cash and cash equivalents	$553,987	$321,627
Investments—available-for-sale, at market value	1,143,390	1,102,664
Premiums receivable, net	35,066	29,803
Other receivables	26,249	43,919
Prepaid expenses and other current assets	31,316	10,214
Deferred income taxes	39,073	111,652

Total current assets	1,829,081	1,619,879

Property and equipment, net	34,663	34,445
Deferred income taxes	8,273	9,173
Restricted cash and investments-held-to-maturity, at amortized cost	59,692	56,421
Goodwill and other intangible assets, net	23,736	24,691
Other noncurrent assets	12,549	8,907

Total assets	$1,967,994	$1,753,516

Liabilities and Shareholders’ Equity
Current liabilities:
Medical costs payable	$666,424	$618,618
Current portion of long term debt	4,000	30,625
Trade accounts payable and accrued expenses	121,828	135,124
Reserve for litigation settlement	—	161,300
Unearned revenue	136,085	201,045
Income taxes payable	—	2,418
Current portion of capital lease obligations	5,678	5,470

Total current liabilities	934,015	1,154,600

Obligations under capital lease	1,464	5,749
Long-term debt	395,000	96,250

Shareholders’ equity:
Preferred stock, $.01 par value, authorized 2,000,000 shares	—	—
Common stock, $.01 par value, authorized 400,000,000 shares; issued 105,863,471 shares in 2003 and 105,075,889 shares in 2002	1,059	1,051
Additional paid-in capital	727,776	709,258
Retained earnings	693,531	437,130
Accumulated other comprehensive income	14,560	25,038
Treasury stock, at cost	(799,411)	(675,560)

Total shareholders’ equity	637,515	496,917

Total liabilities and shareholders’ equity	$1,967,994	$1,753,516

OXFORD HEALTH PLANS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Three and Nine Months Ended September 30, 2003 and 2002

(Unaudited) (In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Cash flows from operating activities:
Net income	$111,000	$23,808	$256,401	$148,124
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	6,042	6,029	19,117	16,744
Noncash income	(4,146)	(5,207)	(12,438)	(12,811)
Litigation and other noncash charges	—	151,300	48,413	177,832
Deferred income taxes	3,656	(57,403)	80,395	(51,860)
Realized gain on sale of investments	(3,342)	(7,560)	(26,627)	(14,081)
Changes in assets and liabilities (net of balances acquired):
Premiums receivable	702	(1,858)	(4,475)	(3,759)
Other receivables	11,594	(1,505)	34,670	(4,873)
Prepaid expenses and other current assets	62,887	(6,835)	(21,102)	(6,800)
Medical costs payable	(30,146)	(43,044)	47,969	29,124
Trade accounts payable and accrued expenses	8,140	496	(26,187)	(18,232)
Reserve for litigation settlement	—	—	(225,000)	—
Unearned revenue	(5,046)	10,041	(52,522)	(46,103)
Income taxes payable	2,943	49,006	525	47,422
Other, net	(9)	(583)	441	(3,115)

Net cash provided by operating activities	164,275	116,685	119,580	257,612

Cash flows from investing activities:
Capital expenditures	(4,417)	(9,124)	(12,581)	(15,411)
Purchases of available-for-sale investments	(353,049)	(342,943)	(1,140,499)	(1,177,581)
Sales and maturities of available-for-sale investments	371,326	275,356	1,115,180	1,000,712
Acquisitions, net of cash acquired	—	—	—	(1,288)
Other, net	33	24	(29)	—

Net cash provided (used) by investing activities	13,893	(76,687)	(37,929)	(193,568)

Cash flows from financing activities:
Proceeds from exercise of stock options	2,265	2,025	15,141	29,352
Proceeds from borrowings, net	—	—	391,371	—
Redemption of notes payable	(1,000)	(7,447)	(127,875)	(20,573)
Payment of withholding tax on option exercises	(78)	—	(460)	(24,056)
Purchase of treasury shares	(77,198)	(30,494)	(123,391)	(119,383)
Payments under capital leases	(1,375)	(1,227)	(4,077)	(1,227)

Net cash provided (used) by financing activities	(77,386)	(37,143)	150,709	(135,887)

Net increase (decrease) in cash and cash equivalents	100,782	2,855	232,360	(71,843)
Cash and cash equivalents at beginning of period	453,205	270,832	321,627	345,530

Cash and cash equivalents at end of period	$553,987	$273,687	$553,987	$273,687

Exhibit 1

OXFORD HEALTH PLANS, INC. AND SUBSIDIARIES

Supplemental Schedule Reconcilling GAAP Earnings to Run Rate Earnings

For the Three and Nine Months Ended September 30, 2003 and 2002

($ in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Diluted earnings per common share—GAAP	$1.31	$0.26	$3.01	$1.62

Effect of run rate adjustments:
Litigation charge (recovery) for settlement, net	(0.10)	0.98	0.22	0.97
Changes in estimates of prior period medical cost reserves	(0.02)	(0.06)	(0.10)	(0.19)
Changes in estimates of NY stabilization pool reserves/receivables	—	(0.14)	—	(0.14)
MedUnite investment impairment charge	—	—	—	0.07
CSC contract termination and asset valuation charge	—	—	—	0.10
Write-off of deferred financing costs due to refinancing	—	—	0.02	—

Diluted earnings per common share—Run Rate	$1.19	$1.04	$3.15	$2.43

Diluted common shares	84,888	90,749	85,046	91,610

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net earnings—GAAP	$111,000	$23,808	$256,401	$148,124
Effect of run rate adjustments:
Litigation charge (recovery) for settlement, net	(8,667)	89,116	18,475	89,116
Changes in estimates of prior period medical cost reserves	(1,664)	(5,612)	(8,547)	(17,552)
Changes in estimates of NY stabilization pool reserves/receivables	—	(12,958)	—	(12,958)
MedUnite investment impairment charge	—	—	—	6,479
CSC contract termination and asset valuation charge	—	—	—	9,130
Write-off of deferred financing costs due to refinancing	—	—	2,048	—

Net earnings—Run Rate	$100,669	$94,354	$268,377	$222,339

Note: Exhibit 1 above reconciles the differences between run rate earnings and net earnings calculated and presented in accordance with generally accepted accounting principles (“GAAP”). Management believes that the presentation of run rate earnings provides useful information to investors regarding the Company’s results of operations because such presentation facilitates the period-to–period comparison of operating performance by eliminating charges (recoveries) for settlement of the 1997 securities class action litigation, which charges (recoveries) are unrelated to current period operating performance, and by eliminating, among other things, the current period impact of changes to the Company’s estimates of prior period medical cost reserves.

Run Rate Adjustments for the Quarters Ended September 30, 2003 and 2002

During the third quarters of 2003 and 2002, the Company had favorable net prior period reserve adjustments (“PPRAs”) of medical costs of approximately $2.7 million and $31.5 million, respectively. These PPRAs had the effect of increasing reported net earnings by $1.7 million in 2003 and $18.6 million in 2002, or $0.02 per diluted share in 2003 and $0.20 per diluted share in 2002. The quarter ended September 30, 2003 includes a $14.3 million pre-tax recovery from certain excess insurance carriers related to the Company’s previous settlement of the 1997 securities class action litigation, which increased net earnings by $8.7 million, or $0.10 per share. The prior year quarter included a $151.3 million pre-tax charge related to the securities class action litigation that reduced third quarter 2002 net earnings by $89.1 million, or $0.98 per share.

Exhibit 2

OXFORD HEALTH PLANS, INC. AND SUBSIDIARIES

Changes in Medical Costs Payable

For the Nine Months Ended September 30, 2003 and 2002

($ in millions)

(Unaudited)

Nine Months Ended September 30, 2003		Amounts Relating to Claims Incurred During
	Total	2003	2002 and Prior
Balance as of December 31, 2002	$618.6	$—	$618.6
Components of health care services expense:
Estimated costs incurred	3,190.0	3,190.0	—
Estimate changes	(14.2)	—	(14.2)

Health care services expense	3,175.8	3,190.0	(14.2)
Payments for health care services	(3,128.0)	(2,592.1)	(535.9)

Balance as of September 30, 2003	$666.4	$597.9	$68.5

Nine Months Ended September 30, 2002		Amounts Relating to Claims Incurred During
	Total	2002	2001 and Prior
Balance as of December 31, 2001	$595.1	$—	$595.1
Medical payables acquired	25.7	—	25.7
Components of health care services expense:
Estimated costs incurred	2,887.5	2,887.5	—
Estimate changes	(51.8)	—	(51.8)

Health care services expense	2,835.7	2,887.5	(51.8)
Payments for health care services	(2,807.6)	(2,320.7)	(486.9)

Balance as of September 30, 2002	$648.9	$566.8	$82.1

Changes in Medical Costs Payable for the Nine Months Ended September 30, 2003 and 2002

During the first nine months of 2003, net favorable PPRAs were $14.2 million compared to $51.8 million favorable in the first nine months of 2002. The prior year amount includes $22 million related to favorable estimate changes in reserves for New York Market Stabilization Pools.

As the Company’s claims processing continues to improve and the tail of its incurred claims is shortened, the amount of ending reserve related to prior year periods continues to decline. As of September 30, 2003, approximately 10.3% of total medical costs payable were for prior years, compared to approximately 12.7% as of September 30, 2002. The Company’s reserving methodologies are consistent for all periods presented.

Exhibit 3

OXFORD HEALTH PLANS, INC. AND SUBSIDIARIES

COMPONENTS OF MEDICAL COSTS PAYABLE

As of September 30, 2003 and 2002 and December 31, 2002

($ in millions)

(Unaudited)

		Amounts Relating to Claims Incurred During
As of September 30, 2003	Total	2003	2002 and Prior
IBNR and medical claims reserves	$615.9	$578.8	$37.1
Pharmacy PBM payable	25.9	25.9	—
Stabilization and stop-loss pools, BDCC and GME reserves, net	7.5	(6.8)	14.3
Other reserves	17.1	—	17.1

Medical Costs Payable Balance	$666.4	$597.9	$68.5

		Amounts Relating to Claims Incurred During
As of September 30, 2002	Total	2002	2001 and Prior
IBNR and medical claims reserves	$575.9	$527.7	$48.2
Pharmacy PBM payable	24.2	24.2	—
Stabilization and stop-loss pools, BDCC and GME reserves, net	21.5	14.9	6.6
Other reserves	27.3	—	27.3

Medical Costs Payable Balance	$648.9	$566.8	$82.1

		Amounts Relating to Claims Incurred During
As of December 31, 2002	Total	2002	2001 and Prior
IBNR and medical claims reserves	$555.7	$521.8	$33.9
Pharmacy PBM payable	26.7	26.7	—
Stabilization and stop-loss pools, BDCC and GME reserves, net	13.9	8.5	5.4
Other reserves	22.3	—	22.3

Medical Costs Payable Balance	$618.6	$557.0	$61.6

Definitions

IBNR and medical claims reserves: Estimates of liabilities for incurred but unreported medical claims including in-house inventories, adjudicated but not yet paid claims, net liabilities under risk sharing arrangements and reserves for previously denied claims.

Pharmacy PBM payable: Bi-weekly amounts due to the Company’s pharmacy benefit manager based on submission of pharmacy claims.

Stabilization and stop-loss pools, BDCC and GME reserves, net: Estimated net liabilities related to various state programs including New York market stabilization and stop-loss pools, bad debt and charity care and graduate medical education surcharges.

Other reserves: Estimated liabilities for certain former medical contracts that are in various stages of resolution.

Components of Medical Costs Payable at September 30, 2003

During the third quarter of 2003, total medical costs payable decreased $30.2 million from the balance at June 30, 2003. Current year IBNR and medical claims reserves of $578.8 million declined $6.4 million from $585.2 million at June 30, 2003, while reserves for prior year IBNR and medical claims declined $13.2 million from June 30, 2003, due to claim payments and modest favorable development.

IBNR and medical claims reserves represented 92.4% of total medical costs payable at September 30, 2003, compared to 88.8% at September 30, 2002. The percentage of IBNR and medical claims reserves related to claims incurred in prior years was 6% at September 30, 2003, compared to 8.4% at September 30, 2002. Total days medical costs payable at September 30, 2003 was approximately 57 days, representing a decrease of 1.7 days of IBNR and medical claims reserves from June 30, 2003, in line with management’s expectations, with the remaining decrease coming from other medical costs payable.

Exhibit 4

OXFORD HEALTH PLANS, INC. AND SUBSIDIARIES

SELECTED FINANCIAL STATISTICS

($ in Thousands, except PMPM data)

(Unaudited)

	2003			2002					2001
	3Q	2Q	1Q	Full Year	4Q	3Q	2Q	1Q	Full Year
Commercial Premium Revenues	$1,186.0	$1,173.9	$1,155.1	$4,265.8	$1,115.2	$1,094.4	$1,055.1	$1,001.1	$3,653.1
Medicare Premium Revenues	159.8	157.4	155.4	585.2	147.4	147.3	147.5	143.0	659.3

Total Premium Revenues	$1,345.8	$1,331.3	$1,310.5	$4,851.0	$1,262.6	$1,241.7	$1,202.6	$1,144.1	$4,312.4

Commercial Medical Costs	$921.6	$950.3	$903.5	$3,374.9	$893.2	$828.2	$855.3	$798.2	$2,865.6
Medicare Medical Costs	131.8	138.0	130.6	473.9	119.9	116.3	121.5	116.2	535.7

Total Health Care Services Expense	$1,053.4	$1,088.3	$1,034.1	$3,848.8	$1,013.1	$944.5	$976.8	$914.4	$3,401.3

Commercial PMPM Revenue	$272.66	$267.20	$262.36	$244.11	$250.80	$246.85	$240.96	$237.42	$222.74
Medicare PMPM Revenue	$750.16	$740.10	$733.53	$710.36	$702.50	$706.47	$719.78	$713.01	$658.21

Commercial PMPM Medical Costs	$211.87	$216.31	$205.21	$193.13	$200.89	$186.79	$195.34	$189.30	$174.73
Medicare PMPM Medical Costs	$619.14	$648.80	$616.66	$575.26	$571.32	$558.28	$592.58	$579.32	$534.84

Commercial Medical Loss Ratio	77.7%	81.0%	78.2%	79.1%	80.1%	75.7%	81.1%	79.7%	78.4%
Medicare Medical Loss Ratio	82.5%	87.7%	84.1%	81.0%	81.3%	79.0%	82.3%	81.2%	81.2%

Total Medical Loss Ratio	78.3%	81.7%	78.9%	79.3%	80.2%	76.1%	81.2%	79.9%	78.9%

MG&A Expenses (1)	$143.8	$144.7	$142.3	$575.4	$157.7	$135.5	$152.0	$130.2	$489.1
Administrative Loss Ratio (ALR) (1)	10.7%	10.8%	10.8%	11.8%	12.5%	10.9%	12.6%	11.3%	11.3%
ALR Run Rate (2)	10.7%	10.8%	10.8%	11.1%	10.9%	10.9%	11.3%	11.3%	11.1%

1.	Excludes net litigation settlement charges of $151.3 million in the third quarter of 2002, and $45 million in the first quarter of 2003 and $14.3 million of litigation insurance recoveries in the third quarter of 2003.
2.	Run Rate ALR excludes all charges and recoveries related to the securities class action litigation settlement and defense costs in the first quarter of 2003 ($45 million) and the recovery of $14.3 million in the third quarter of 2003, the third quarter 2002 charge of ($151.3 million) and fourth quarter 2002 charge of ($20 million) and the termination charge for the CSC contract ($15.5 million) in the second quarter of 2002.

Selected Trends and Operating Statistics

Commercial premium revenues increased $91.6 million over the third quarter of 2002. Commercial premium yields, net of product mix and benefit changes, increased approximately 10.5% over the third quarter of 2002. For the first nine months of 2003, commercial premium yields increased approximately 10.6% over the first nine months of 2002. Medicare premiums increased $12.5 million over the third quarter of 2002 as a result of increased membership, the mix of membership and increased reimbursement rates.

Commercial per member per month medical costs increased approximately 9.5% compared with the 2002 third quarter after adjusting the reported per member per month commercial medical cost ratio for cumulative net favorable development of prior period medical reserve estimate changes of approximately $1.3 million and $31.3 million for the three month periods ended September 30, 2003 and 2002, respectively.

Exhibit 5

OXFORD HEALTH PLANS, INC. AND SUBSIDIARIES

MEMBERSHIP DATA

(in Thousands)

(Unaudited)

Total Membership	2003			2002				2001
	3Q	2Q	1Q	4Q	3Q	2Q	1Q	4Q
POS, PPO and Other Plans	1,252.0	1,260.0	1,276.8	1,252.9	1,249.8	1,236.0	1,204.9	1,154.1
HMO	191.5	196.5	204.0	226.6	229.0	233.6	236.7	218.2

Total Fully Insured Commercial Membership	1,443.5	1,456.5	1,480.8	1,479.5	1,478.8	1,469.6	1,441.6	1,372.3
Medicare	71.0	70.9	70.7	70.1	69.6	68.9	67.5	77.8
Third-party Administration	39.8	40.8	41.1	51.9	62.7	63.3	65.4	60.0

Total Membership	1,554.3	1,568.2	1,592.6	1,601.5	1,611.1	1,601.8	1,574.5	1,510.1

Fully Insured Commercial Change	(13.0)	(24.3)	1.3	0.7	9.2	28.0	69.3	5.7
Fully Insured Commercial Change %	-0.9%	-1.6%	0.1%	0.0%	0.6%	1.9%	5.0%	0.4%

Membership

Total fully insured commercial membership ended the quarter at 1.444 million members compared to 1.457 million members at the end of June 2003 and 1.479 million members in the third quarter of 2002. Year to date, Oxford commercial membership has declined approximately 15 thousand members while MedSpan membership has declined approximately 21 thousand members. Medicare membership increased modestly during the third quarter, ending the period at 71,000 members.